EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160




              ALLOTT TO BE NAMED PRESIDENT OF SILGAN HOLDINGS INC.


STAMFORD, CT, May 10, 2004 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today announced the Company is initiating a search for a new Chief Financial Officer. Their current Executive Vice President and Chief Financial Officer, Anthony J. Allott, will be promoted to President upon successful conclusion of the search process. The Company's current President, D. Greg Horrigan, will become Co-Chairman of the Board and continue in the Co-CEO role with R. Philip Silver, Silgan's current Chairman.

Silver and Horrigan said, "We have been advising for some time that we are working to insure the next generation of management throughout Silgan. These changes are an important step in that effort and recognize Tony Allott's outstanding contribution in his tenure at Silgan. This promotion will allow Tony the opportunity to spend more time on operating matters, as well as continue his participation in the collaborative Executive Office process that has been a
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SILGAN HOLDINGS
May 10, 2004
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of Silgan  Holdings  since we founded it  seventeen  years ago.  The  operations executives will continue to report to this Executive Office."

The exact timing of these changes will be tied to the successful conclusion of the Chief Financial Officer search process.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.3 billion in 2003. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2003 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *